Exhibit 10.62

RESTRICTED STOCK UNIT AWARD AGREEMENT

TO:

THIS AGREEMENT (the “Agreement”) is made effective as of                                (the “Grant Date”), between KEMET Corporation, a Delaware corporation (the “Company”), and the individual whose name is set forth above, who is a Director of the Company (the “Recipient”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the KEMET 2011 Omnibus Equity Incentive Plan (the “Plan”), and the terms of the Plan are hereby incorporated by reference and made a part of this Agreement.

In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.                   Grant of the Restricted Stock Units.  Subject to the terms and conditions of the Plan and this Agreement, the Company grants to the Recipient                    Restricted Stock Units (hereinafter called the “Units”).  The Units shall vest and become nonforfeitable in accordance with Section 2 below.  The grant of Units made under this Agreement is referred to as the “Units Award.”

2.                   Vesting and Forfeiture.

(a) As long as the Recipient continues to serve as a Director of the Company, the Units shall become vested and non-forfeitable upon the earliest to occur of (i) the day immediately preceding the date of the first Annual Meeting of Stockholders following the Grant Date (the “Vesting Date”), (ii) the Recipient ceasing to be a Director due to Recipient’s death or Disability, or (iii) the occurrence of a Change in Control.  For purposes of this Agreement, “Disability” shall mean the Recipient’s inability to engage in any substantial gainful activity as a result of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. .

(b) If Recipient’s service as a Director of the Company terminates for any reason other than Recipient’s death or Disability, Recipient’s right to shares of Restricted Stock subject to the Units Award that are not yet vested shall automatically terminate and be forfeited by Recipient unless the Committee, in the exercise of its authority under the Plan, modifies this Section 2 in connection with such termination to provide otherwise.

3.                   Settlement.  No shares of Restricted Stock will be issued before the Units vest in accordance with Section 2 above.  Within thirty (30) days after the date on which the Units vest, the Company will issue to Recipient or Recipient’s legal guardian or representative (if applicable) one share of Restricted Stock for each vested Unit; provided, however, that the Company shall delay such issuance until the date (the “Deferral Date”) identified by the Recipient in his written election (in the form attached hereto) delivered to the Company on or before the Grant Date.  At the Recipient’s option, the Deferral Date shall either be (a) a fixed date that is after the Vesting Date or (b) the date on which Recipient’s service as a Director of the Company is terminated (as long as the termination qualifies as a “separation from service” under Code Section 409A and the regulations thereunder).  The issuance of shares of Restricted Stock may be in certificated form or in book entry form, in the Company’s sole discretion, in either case without restrictive legend or notation (except to the extent necessary or appropriate under applicable securities laws).  The Units shall not be settled in cash.

4.                   Restrictions on Sale.  Notwithstanding anything else contained in this Agreement or the Plan, the Recipient agrees not to sell, transfer, assign or otherwise dispose of any Restricted Stock, and agrees to place the same restrictions on any permitted transferee hereunder, as long as he remains as a Director of the Company; provided, that the Recipient may make such sales, otherwise in accordance with applicable law, in order to pay any income tax obligation he incurs as a result of the grant of Restricted Stock hereunder.  Following the termination of the Recipient’s services as a Director, he may, beginning 90 days following the date of termination, dispose of his Restricted Stock in accordance with applicable law; provided, that there shall be no such limitation in the event of a termination within 24 months after a Change in Control.

5.                   Rights as a Stockholder.  The Recipient shall have no voting or other rights as a stockholder of the Company until certificates are issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book entry custodian.

6.                   Change in Capitalization.  In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 12.2 of the Plan that occurs prior to settlement, appropriate adjustment shall be made to the Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which the Recipient would be entitled if the Recipient had owned, at the time of such change in capital structure, the shares of Restricted Stock issuable upon settlement of the Units.

7.                   Payment of Taxes.  The Recipient shall have full responsibility, and the Company shall have no responsibility (except as may be imposed by applicable law), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Units, including upon the receipt, vesting or settlement of the Units.  The Recipient should seek his or her own tax counsel regarding the taxation of the Units.

8.                   Limitation on Obligations.  Except as provided in Section 6 above, the Company’s obligation with respect to the Units is limited solely to the delivery to the Recipient of shares of Restricted Stock upon settlement, and in no way shall the Company become obligated to pay cash or other assets in respect of such obligation.  In addition, the Company shall not be liable to the Recipient for damages relating to any delay in issuing the shares or share certificates or any loss of the certificates.

9.                   Transfer of Units Award.  Neither this Units Award nor Recipient’s rights under such award are assignable or transferable except by will or the laws of descent and distribution, or with the Committee’s consent in accordance with Section 12.3 of the Plan.

10.                Securities Laws.  Upon the vesting or settlement of any Units, the Company may require the Recipient to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of the Units shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.                Conformity with Plan.  The grant of Restricted Stock Units is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed copy of this Agreement, the Recipient acknowledges his receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

12.                Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its stockholders to terminate the Recipient’s duties as a Director at any time (with or without Cause), nor confer upon the Recipient any right to continue as a Director of the Company for any period of time, or to continue his present (or any other) rate of compensation.

13.                Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

14.              Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

15.              Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.              Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

17.              Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.              Governing Law. THE VALIDITY, CONSTRUCTION, INTER-PRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

19.              Notices.  Any notice or election to be given to the Company shall be addressed to the Company in care of its Secretary, and any notice to the Recipient shall be addressed to him or her at the address stated in the Company’s records.

20.                Entire Agreement.  This Agreement and the terms of the Plan constitute the entire understanding between the Recipient and the Company, and supersede all other agreements, whether written or oral, with respect to the Recipient’s acquisition of the Restricted Stock Units.

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Signature Page to Restricted Stock Unit Award Agreement

Please execute the extra copy of this Agreement in the space below and return it to the Chief Executive Officer at KEMET Corporation to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

KEMET Corporation

			Name:	R. James Assaf
			Title:	Vice President, General Counsel and Secretary

Enclosures:	1.	Extra copy of this Agreement
	2.	Copy of the Plan
	3.	Deferral Date Election Form

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of

[Name of Recipient]